EXHIBIT 10.1.4

AMENDMENT NO. 5

TO THE

UNIFIED WESTERN GROCERS, INC.

CASH BALANCE PLAN

Unified Western Grocers, Inc. (the “Company”) hereby amends the above-named plan (the “Plan”), effective as set forth below, as follows:

1. Adoption and Effective Date of Amendment. The Company adopts this Amendment to the Plan to reflect certain provisions of the Pension Funding Equity Act of 2004 (“PFEA”). The Company intends this Amendment as good faith compliance with the requirements of these provisions. This Amendment shall be effective with respect to Plan Years beginning in 2004 and 2005.

2. Supersession of Inconsistent Provisions. This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

3. General Rule. Notwithstanding anything in the Plan to the contrary, with respect to the Internal Revenue Code (the “Code”) Section 415 limit, for purposes of adjusting the “annual benefit” (as such term is defined in Code Section 415(b)(2)(A)) to a straight life annuity, the equivalent “annual benefit” shall be the greater of the equivalent “annual benefit” computed using the Plan interest rate and Plan mortality table (or other tabular factor) and the equivalent “annual benefit” computed using a five percent (5%) interest rate assumption and the “applicable mortality table” (as such term is defined in Code Section 417(e)(3)(A)(ii)(I)). However, for purposes of adjusting the “annual benefit” to a straight life annuity in the case of any form of benefit subject to Code Section 417(e)(3), the equivalent “annual benefit” shall be the greater of the equivalent “annual benefit” computed using the Plan interest rate and Plan mortality table (or other tabular factor) and the equivalent “annual benefit” computed using the “applicable interest rate” (as such term is defined in Code Section 417(e)(3)(A)(ii)(II)) and the “applicable mortality table.” With respect to Plan Years beginning in 2004 and 2005, for purposes of adjusting the “annual benefit” to a straight life annuity in the case of any form of benefit subject to Code Section 417(e)(3), the equivalent “annual benefit” shall be the greater of the equivalent “annual benefit” computed using the Plan interest rate and Plan mortality table (or other tabular factor) and the equivalent “annual benefit” computed using five and one-half percent (5.5%) and the “applicable mortality table.”

4. Transition Rule. In the case of any Participant or Beneficiary receiving a distribution with an annuity starting date after December 31, 2003 and before January 1, 2005, the amount payable in any form of benefit subject to Code Section 417(e)(3) shall be the lesser of the amount that would have been so payable had the amount payable been determined using the “applicable interest rate” in effect as of the last day of the last Plan Year beginning before January 1, 2004 and the benefit calculated under the terms of the Plan reflecting the limitations of Code Section 415 disregarding the enactment of the PFEA.

* * * * * *

The Company has caused this Amendment No. 5 to be signed on the date indicated below, to be effective as indicated above.

“Company”

UNIFIED WESTERN GROCERS, INC.

Dated: December 22, 2006	By:	/s/ Donald E. Gilpin
	Its:	Vice President, Human Resources